Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Otelco Inc.
Oneonta, Alabama
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-196002) of Otelco Inc. of our reports dated March 11, 2016, relating to the consolidated financial statements, and the effectiveness of Otelco Inc. and its subsidiaries’ internal control over financial reporting, which appear in this Form 10-K.
/s/ BDO USA, LLP
Atlanta, Georgia
March 11, 2016